Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO SECOND AMENDED AND
RESTATED SENIOR SECURED CREDIT FACILITY

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY (this “Agreement”) is dated as of February 26, 2015, among TRANSMONTAIGNE OPERATING COMPANY L.P. (the “Borrower”), each of the Lenders (as defined below) party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (the “Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, certain banks and other lenders party thereto (the “Lenders”), and the Agent executed and delivered that certain Second Amended and Restated Senior Secured Credit Facility dated as of March 9, 2011, as amended by that certain letter agreement dated as of January 5, 2012, as amended by that certain Second Amendment to Second Amended and Restated Senior Secured Credit Facility dated as of March 20, 2012, as amended by that certain Third Amendment to Second Amended and Restated Senior Secured Credit Facility dated as of November 16, 2012, and as amended by that certain Fourth Amendment to Second Amended and Restated Senior Secured Credit Facility dated as of June 30, 2014 (as further amended, restated, modified, or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested and, subject to the terms and conditions hereof, the Agent and the Lenders party hereto have agreed to make certain amendments to the Credit Agreement as more fully described below.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, each of the parties hereto hereby covenant and agree as follows:

1.                                      Definitions.  Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, from and after the date hereof, refer to the Credit Agreement as amended hereby.

2.                                      Amendments to Credit Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreement is amended as follows:

(a)                                 Each of the following definitions in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Applicable Percentage” means, as to each Loan and the Commitment Fee, respectively, (a) from and after the Closing Date until but not including the Fifth Amendment Effective Date, the “Applicable Percentage” determined in accordance with the Credit Agreement prior to giving effect to the Fifth Amendment and (b) on and after the Fifth Amendment Effective Date, the percentage per annum for each such Loan or for the Commitment Fee, as the case may be, determined from time to time on each Calculation Date (defined below) by reference to the following table and corresponding to the Total Leverage Ratio in effect as of such Calculation Date:

	Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans and LIBOR Index Loans	Commitment Fee
Level V	>4.25 to 1.00	2.00%	3.00%	.50%
Level IV	<4.25 to 1.00 but >3.75 to 1.00	1.75%	2.75%	.50%
Level III	<3.75 to 1.00 but >3.25 to 1.00	1.50%	2.50%	.50%
Level II	<3.25 to 1.00 but >2.75 to 1.00	1.25%	2.25%	.375%
Level I	< 2.75 to 1.00	1.00%	2.00%	.375%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date on which Partners provides the quarterly officer’s certificate for each fiscal quarter in accordance with the provisions of Section 7.1(c); provided, however, that if Partners fails to provide the officer’s certificate to the Agent for any fiscal quarter as required by and within the time limits set forth in Section 7.1(c), the Applicable Percentages from the applicable date of such failure shall be based on Level V until five (5) Business Days after an appropriate officer’s certificate is provided, whereupon the Level shall be determined by the then current Total Leverage Ratio.  Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.  In the event that (i) any financial statement or certificate required by Section 7.1(c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and (ii) any Commitments are effective or any Obligations are outstanding when such inaccuracy is discovered: (x) the Borrower shall immediately deliver to the Agent a correct certificate for such Applicable Period, (y) the Applicable Percentage for such Applicable Period shall be determined by reference to such certificate, and (z) the Borrower shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with the terms hereof.  Nothing in this paragraph shall limit the rights of the Agent or the Lenders with respect to Section 4.2 or Article XI.

“Maturity Date” means, as to the Revolving Loans, Swing Loans, and Letters of Credit (and the related Letter of Credit Obligations), July 31, 2018.

“Revolving Credit Committed Amount” means the aggregate revolving credit line extended by the Lenders to the Borrower for Revolving Loans and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $400,000,000, as such revolving credit line may be reduced from time to time in accordance with Section 2.2(c)(i) or increased from time to time in accordance with Section 2.2(c)(ii).

(b)                                 Clause (h) of the definition of “Permitted Investments” is amended so that it reads, in its entirety, as follows:

(h)                                 (i) Investments in any Bostco Joint Venture as of the Closing Date in an amount not to exceed the amount of Investments permitted to be made in the Bostco Joint Venture under the Second Amendment, (ii) other Permitted JV Investments, and (iii) on and after the Fifth Amendment Effective Date, Investments by the Borrower or its Restricted Subsidiaries in the ordinary course of business in Joint Ventures that are substantially complete and commercially operable as of the date of the date of such Investment;

(c)                                  Clause (ix) of the definition of “Permitted JV Investments” is amended so that it reads, in its entirety, as follows:

(ix)                              such Investment and all previous Permitted JV Investments (including any Permitted JV Investments in Bostco Joint Venture that are not Specified Bostco JV Investments (as defined below)) shall not exceed the aggregate amount of (a) $75,000,000 during the period from the Closing Date until the Fifth Amendment Effective Date, and (b) $125,000,000 on and after the Fifth Amendment Effective Date.

(d)                                 Each of the following definitions is hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“Fifth Amendment” means that certain Fifth Amendment to Second Amended and Restated Senior Secured Credit Facility dated as of the Fifth Amendment Effective Date by and among the Credit Parties party thereto, the Lenders party thereto, and the Agent.

“Fifth Amendment Effective Date” means February 26, 2015.

(e)                                  Section 2.2(c)(ii)(A) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(A)                               At the Borrower’s written request to the Agent, the Revolving Credit Committed Amount may be increased from time to time in increments of $5,000,000, up to an additional $100,000,000 in the aggregate, for a maximum amount of Revolving Credit Committed Amounts of $500,000,000; provided, however, that no such increase shall be effective unless:

(1)                                 The Agent shall have received one or more additional commitments from existing Lenders (as provided below in subparagraph (B), below) or such other Person satisfying the terms and conditions set forth in subparagraph (C), below;

(2)                                 The Agent shall have consented to such increase;

(3)                                 No Default or Event of Default shall have occurred and be continuing at the time any such request is made by the Borrower or at the time such increase would otherwise become effective;

(4)                                 Unless the Borrower has otherwise agreed in writing to provide the indemnification provided for in Section 4.10, no Eurodollar Loan shall be outstanding, and

(5)                                 The Borrower shall have delivered to the Agent and the Lenders such other documents, instruments, agreements or information reasonably requested by the Agent or any Lender that is providing additional Revolving Credit Commitments, including, without limitation, amendments to the Real Property Documentation reflecting such increase.

(f)                                   Section 2.6(f) of the Credit Agreement is amended by adding the following sentence at the end thereof:

For purposes of determining withholding Taxes imposed under FATCA, from and after the Fifth Amendment Effective Date, the Borrowers and Agent shall treat (and the Lenders hereby authorize Agent to treat) the Obligations as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(g)                                  Section 9.3(e) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(e)                                  other asset sales not exceeding in the aggregate for all Credit Parties 5.00% of Consolidated Net Tangible Assets in any twelve (12) consecutive month period, so long as such assets are sold at fair market value (as determined in good faith by either the Board of Directors of the General Partner if the purchase price for such assets is greater than $15,000,000 or, in all other cases, an Executive Officer) and before and after giving effect thereto no Default or Event of Default exists;

(h)                                 Section 9.3(g) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(g)                                  the sale or transfer of assets (other than the Capital Stock of any Credit Party) to a Joint Venture so long as such sales or transfers are made at fair market value (as determined in good faith by either the Board of Directors of the General Partner if the purchase price for such assets is greater than $15,000,000 or, in all other cases, an Executive Officer) and constitute Permitted JV Investments;

(i)                                     Section 9.11 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

9.11                        Restrictions on Partners.  Hold, in the case of Partners only, any material assets other than the Capital Stock of the Credit Parties and the other Subsidiaries listed on Schedule 6.9 and have, in the case of Partners only, any liabilities other than (a) the liabilities under the Credit Documents, (b) other Indebtedness in existence on the date hereof and refinancings thereof, and (c) tax, routine administrative and other liabilities not constituting Indebtedness, expenses of the types described in clause (c) of the definition of Permitted Restricted Payments, Indebtedness of the types described in clauses (c), (f) and (h) of the definition of Permitted Indebtedness, intercompany liabilities not prohibited hereby and guarantees constituting Permitted Indebtedness, in each case incurred in the ordinary course of business.  In the case of Partners only, except as otherwise permitted by this Agreement, sell, transfer or otherwise dispose of any Capital Stock in the Credit Parties or its Restricted Subsidiaries, or engage in any business other than owning the Capital Stock of the Credit Parties and its Subsidiaries.

(j)                                    Schedule 1.1A of the Credit Agreement is hereby replaced in its entirety with Schedule 1.1A attached hereto as Exhibit A.

3.                                      Reallocation.  Concurrently with the Fifth Amendment Effective Date, to the extent necessary in order for each Lender’s Revolving Loans to be in accordance with its ratable share of the Revolving Credit Committed Amount, each Lender shall sell to or purchase from, as applicable, each other Lender an amount necessary to place the aggregate outstanding amount of such Lender’s Revolving Loans in proportion to its ratable share of the Revolving Credit

Committed Amount in light of the increase and reallocation of the Revolving Credit Commitments hereunder.  Each of the Lenders hereby waives any indemnification payments required pursuant to Section 4.10 of the Credit Agreement that arise solely as a result of the reallocations contemplated by this Section 3 on the Fifth Amendment Effective Date.

4.                                      Conditions Precedent. This Agreement shall become effective only upon satisfaction or waiver by the Agent, in its reasonable discretion, of each of the following conditions precedent:

(a)                                 Executed Credit Documents.  Receipt by the Agent of duly executed counterparts of this Agreement and amended and restated Notes (as applicable and to the extent requested by any Lender).

(b)                                 Organizational Documents.  Receipt by the Agent of the following:

(i)                                     Charter Documents.  Copies of the Partners’ Partnership Agreement and articles or certificates of incorporation, limited partnership, or other formation or charter documents of each Credit Party, General Partner, and Operating GP, in each case certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by an applicable secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the date of this Agreement.

(ii)                                  Bylaws or Similar Documents.  A copy of the bylaws, limited partnership agreement, operating agreement, or similar agreement of each Credit Party, General Partner, and Operating GP, in each case certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the date of this Agreement.

(iii)                               Resolutions.  Copies of resolutions of the Board of Directors, managers, members, or similar managing body of each Credit Party, General Partner, and Operating GP approving and adopting the Credit Documents to which it is a party or which it will execute on behalf of another party, the transactions contemplated therein and authorizing execution and delivery thereof, in each case certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct and in force and effect as of the date of this Agreement.

(iv)                              Good Standing.  Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party, General Partner, and Operating GP certified as of a recent date (with such date to be not more than 30 days before the date of this Agreement) by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and (ii) to the extent available, a certificate indicating payment of all corporate or other franchise taxes certified as of a recent date by the appropriate taxing Governmental Authorities.

(v)                                 Incumbency.  An incumbency certificate of each Credit Party, General Partner, and Operating GP certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the date of this Agreement.

(c)                                  Opinions of Counsel.  Receipt by the Agent of an opinion of Latham & Watkins LLP(which shall cover, among other things, authority, legality, validity, binding effect, no conflicts with organization documents or other agreements, enforceability, and attachment and perfection of Liens) reasonably satisfactory to the Agent, addressed to the Agent and the Lenders and dated the date of this Agreement.

(d)                                 Governmental, Shareholder and Third Party Consents.  Receipt by the Agent of evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

(e)                                  Solvency Certificate.  Receipt by the Agent of a solvency certificate in substantially the form of Exhibit L.

(f)                                   No Default.  No Default or Event of Default is then continuing.

(g)                                  Payment of Fees.  The Borrower shall have paid to the Agent, for the account of the applicable parties, all fees and expenses (including legal fees and expenses) due and payable under the Credit Agreement and in connection with this Agreement, including without limitation, the fees described in the engagement letter dated as of February 6, 2015.

5.                                      Covenant Regarding Real Property Collateral.  Within 45 days of the Fifth Amendment Effective Date (or such later date as the Agent may agree), the Agent shall have received a Mortgage (or amendments to any existing Mortgage) and all other Real Property Documentation (or updates thereto with respect to existing Real Property Documentation) reasonably requested by the Agent for each parcel or tract of the Real Estate owned by any Full Recourse Credit Party other than (i) for Excluded Real Estate, (ii) with respect to existing Mortgagee Policies (other than the Mortgagee Policy for the Brownsville Property) for which, in lieu of date-down endorsements, Agent shall have received “mortgage modification” endorsements and title examinations confirming the absence of any liens against the applicable Mortgaged Real Estate other than Permitted Liens, and (iii) with respect to the Brownsville Property for which the Agent shall only be entitled to receive an amendment to the existing Mortgage which it will record in the applicable filing office.

6.                                      Effect of Agreement.  Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Borrower and the other Credit Parties party thereto.

7.                                      No Novation or Mutual Departure.  Each Credit Party expressly acknowledges and agrees that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the Credit Documents, or a mutual departure from the strict terms, provisions, and conditions thereof other than with respect to the amendments in Section 2 above and (ii) nothing in this Agreement shall affect or limit the Agent’s or any Lender’s right to demand payment of liabilities owing from the Borrower or any other Credit Party to the Agent and the Lenders under, or to demand strict performance of the terms, provisions and conditions of, the Credit Agreement and the other Credit Documents, to exercise any and all rights, powers and remedies under the Credit Agreement or the other Credit Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Credit Documents.

8.                                      Ratification and Restatement.  Each Credit Party hereby (i) restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Credit Documents to which it is a party, as of the date hereof, after giving effect hereto and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Credit Documents as fully as if made on the date hereof and with specific reference to this Agreement and any other Credit Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date).

9.                                      No Default.  To induce the Agent and the Lenders to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), each Credit Party hereby acknowledges and agrees that, as of the date hereof, and, in each case, after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of any Credit Party arising out of or with respect to any of the Loans or other obligations of any Credit Party owed to the Lenders under the Credit Agreement or any Credit Document.

10.                               Release.  In consideration of the amendments and agreements contained herein, each Credit Party hereby waives and releases each of the Lenders, the Agent and the Issuing Bank from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Credit Agreement and the other Credit Documents and the transactions contemplated thereby.

11.                               Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and transmitted by facsimile to the other parties, each of which when so executed and delivered by facsimile shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of this Agreement.

12.                               Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

13.                               Section References.  Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

14.                               Recitals Incorporated Herein.  The preamble and the recitals to this Agreement are hereby incorporated herein by this reference

15.                               Further Assurances.  Each Credit Party agrees to take such further actions as the Agent shall reasonably request in connection herewith to evidence the agreements herein contained.

16.                               Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

17.                               Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

18.                               Acknowledgment of Guarantors.  Each of the Guarantors party hereto hereby (i) consents to the execution and delivery of this Agreement by the parties thereto and (ii) reaffirms all of its obligations and covenants under the Guaranty Agreement and other Credit Documents to which it is a party, in each case, executed by it, or later joined by it, and agrees that none of such obligations and covenants shall be limited by the execution and delivery of the Agreement.

19.                               New Lenders.  Each Lender which was not a Lender before the Fifth Amendment Effective Date (each, a “New Lender”) (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, and (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) from and after the Fifth Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Revolving Credit Commitment (which, as of the Fifth Amendment Effective Date is set forth on Exhibit A) shall have the obligations of a Lender thereunder.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

BORROWER:

TRANSMONTAIGNE OPERATING COMPANY L.P.

By:	TransMontaigne Operating GP L.L.C., its sole general partner

By: /s/ Robert T. Fuller
Name: Robert T. Fuller
Title: Chief Financial Officer
Executive Vice President

FULL RECOURSE GUARANTORS:

TRANSMONTAIGNE TERMINALS, L.L.C., a Delaware limited liability company

By:	/s/ Robert T. Fuller
Name:	Robert T. Fuller
Title:	Chief Financial Officer
Executive Vice President

RAZORBACK L.L.C.,
a Delaware limited liability company

By:	/s/ Robert T. Fuller
Name:	Robert T. Fuller
Title:	Chief Financial Officer
Executive Vice President

TPSI TERMINALS L.L.C.,
a Delaware limited liability company

By:	/s/ Robert T. Fuller
Name:	Robert T. Fuller
Title:	Chief Financial Officer
Executive Vice President

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TPME L.L.C.,
a Delaware limited liability company

By:	/s/ Robert T. Fuller
Name:	Robert T. Fuller
Title:	Chief Financial Officer
Executive Vice President

TLP FINANCE CORP.,
a Delaware corporation

By:	/s/ Robert T. Fuller
Name:	Robert T. Fuller
Title:	Chief Financial Officer
Executive Vice President

TLP OPERATING FINANCE CORP.,
a Delaware corporation

By:	/s/ Robert T. Fuller
Name:	Robert T. Fuller
Title:	Chief Financial Officer
Executive Vice President

LIMITED RECOURSE GUARANTOR:

TRANSMONTAIGNE PARTNERS L.P.,

By:	TransMontaigne GP L.L.C., its sole general partner

	By:	/s/ Robert T. Fuller
	Name:	Robert T. Fuller
	Title:	Chief Financial Officer
Executive Vice President

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AGENT AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

	By:	/s/ Andrew Ostrov
	Name:	Andrew Ostrov
	Title:	Director

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BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Michael Clayborne
Name:	Michael Clayborne
Title:	Vice President

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U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Benjamin J. Leonard
Name:	Benjamin J. Leonard
Title:	Vice President

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MUFG UNION BANK, N.A., f/k/a UNION
BANK, N.A.,
as a Lender

By:	/s/ Brian Hawk
Name:	Brian Hawk
Title:	Vice President

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AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Charles Troeger
Name:	Charles Troeger
Title:	VP

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COMPASS BANK,
as a Lender

By:	/s/ Rhianna Disch
Name:	Rhianna Disch
Title:	Vice President

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COMERICA BANK,
as a Lender

By:	/s/ Garrett R. Merrell
Name:	Garrett R. Merrell
Title:	Relationship Manager

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CITIBANK, N.A.,
as a Lender

By:	/s/ Tom Benavides
Name:	Tom Benavides
Title:	Director

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CADENCE BANK, N.A.,
as a Lender

By:	/s/ David Anderson
Name:	David Anderson
Title:	Vice President

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Santander Bank, N.A.,
as a Lender

By:	/s/ Aidan Lanigan
Name:	Aidan Lanigan
Title:	Senior Vice President

By:	/s/ Puiki Lok
Name:	Puiki Lok
Title:	Vice President

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ONEWEST BANK N.A.,
as a Lender

By:	/s/ Whitney Randolph
Name:	Whitney Randolph
Title:	Senior Vice President

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ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason York
Name:	Jason York
Title:	Authorized Signatory

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EXHIBIT A

SCHEDULE 1.1A TO THE CREDIT AGREEMENT

LENDERS

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
WELLS FARGO BANK, NATIONAL ASSOCIATION	$55,000,000	13.75000000%
US BANK NATIONAL ASSOCIATION	$55,000,000	13.75000000%
BANK OF AMERICA, N.A.	$41,000,000	10.25000000%
MUFG UNION BANK, N.A.	$32,000,000	8.00000000%
COMPASS BANK	$32,000,000	8.00000000%
COMERICA BANK	$32,000,000	8.00000000%
CITIBANK, N.A.	$32,000,000	8.00000000%
AMEGY BANK NATIONAL ASSOCIATION	$32,000,000	8.00000000%
ROYAL BANK OF CANADA	$32,000,000	8.00000000%
CADENCE BANK, N.A.	$19,000,000	4.75000000%
SANTANDER BANK, NATIONAL ASSOCIATION	$19,000,000	4.75000000%
ONEWEST BANK, N.A.	$19,000,000	4.75000000%
Total	$400,000,000	100.00000000%